Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
$170.0 MILLION OIL & GAS PROPERTY ACQUISITION

FRISCO, TEXAS, November 26, 2007 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that it has agreed to purchase certain oil and gas properties from SWEPI LP, an affiliate of Shell Exploration & Production for $170.0 million, effective October 1, 2007.  With the acquisition, Comstock will acquire producing properties in the Dinn Ranch, Fandango, Rosita, and Rosita East fields in Duval and Zapata counties in South Texas on 11,500 (7,600 net) acres.  The properties being acquired include 70 (43.3 net) producing wells that are currently producing approximately 21.9 million cubic feet of natural gas per day.  Comstock estimates that these properties have net proved reserves of approximately 57.8 billion cubic feet ("Bcf") of natural gas.  All of the proved reserves are in the developed category.  In addition to the proved reserves, Comstock estimates that the properties could yield an additional 90 Bcf of resources potential from future exploitation.  The transaction is expected to close in December 2007 and will be funded with borrowings under Comstock's $600.0 million bank credit facility.

"This transaction expands our presence in our South Texas operating region, which is making a substantial contribution to our onshore production and reserve growth this year," stated M. Jay Allison, President and Chief Executive Officer of Comstock.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE).  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.